Exhibit 16.1

January 27, 2009

Securities and Exchange Commission
Office of the Chief Accountant
Washington, DC 20549

Commissioners:

We have read the statements made by Capital City Energy Group, Inc. which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Capital City Energy Group, Inc.’s Form 8-K report dated January 27, 2009.

We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K.

Very truly yours,

/s/ GBH CPAs, PC